Exhibit 99.7

Condensed Consolidated Annual Financial Statements of

YERBAÉ BRANDS CORP.

For the fisical year ended December 31, 2023 and December 31, 2022

Audited Expressed in U.S Dollars

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Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of Yerbaé Brands Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Yerbaé Brands Corp. (the “Company”) as of December 31, 2023, and 2022 and related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficiency, and cash flows for the years ended December 31, 2023, and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022 and the results of its operations and its cash flows for the years ended December 31, 2023, and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

April 22, 2024

YERBAÉ BRANDS CORP.

CONSOLIDATED BALANCE SHEETS

(In United States dollars, except share data)

The accompanying notes are an integral part of these consolidated financial statements.

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YERBAÉ BRANDS CORP.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In United States dollars, except share data)

The accompanying notes are an integral part of these consolidated financial statements.

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YERBAÉ BRANDS CORP.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(In United States dollars, except share data)

The accompanying notes are an integral part of these consolidated financial statements.

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YERBAÉ BRANDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In United States dollars)

The accompanying notes are an integral part of these consolidated financial statements.

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NOTE 1 - NATURE AND DESCRIPTION OF BUSINESS

Yerbaé Brands Corp. (“Yerbaé” and, together with its subsidiary, the “Company”. “we”, or “us”) is a corporation existing under the Business Corporations Act (British Columbia) (“BCBCA”). Yerbaé’s principal subsidiaries are Yerbaé Brands Co. (“Yerbaé USA”) and Yerbaé LLC of which Yerbaé owns 100% interests in. Yerbaé is a beverage manufacturer focusing on the development and distribution of plant-based energy drinks and seltzers.

On May 19, 2022, Yerbaé (formerly Kona Bay Technologies Inc. (“Kona Bay”)) entered into a definitive arrangement agreement and plan of merger, as amended on August 31, 2022 and February 8, 2023, with Yerbaé USA, Kona Bay Technologies (Delaware) Inc. (“Merger Sub”), a wholly-owned Delaware subsidiary of the Company, 1362283 B.C. Ltd. (“FinCo”), a wholly-owned British Columbia subsidiary of Kona Bay, Todd Gibson and Karrie Gibson, pursuant to which Kona Bay proposed to complete a business combination with Yerbaé USA via the acquisition of all of the issued and outstanding securities of Yerbaé USA from the securityholders (collectively, the “Original Yerbaé Securityholders”) of Yerbaé USA (the “Transaction”). The Transaction was subject to the approval of the TSX Venture Exchange (“TSXV”) and constituted a reverse takeover of Kona Bay by Yerbaé USA as defined in TSXV Policy 5.2 – Change of Business and Reverse Takeovers.

On February 8, 2023, Yerbaé completed the Transaction with Yerbaé USA by way of a reverse merger conducted pursuant to: (i) the provisions of the Delaware General Corporations Law (“DGCL”) in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA, which resulted in the amalgamation of Kona Bay with FinCo. In connection with the closing of the Transaction, Yerbaé (formerly, Kona Bay Technologies Inc.) consolidated its issued and outstanding common shares (each, a “Common Share”) on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”, details of the reverse takeover Transaction is fully described in Note 4 to the consolidated financial statements.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include Yerbaé and its subsidiaries and include the accounts of all majority owned subsidiaries over which the Company exercises control and, when applicable, entities in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation. The Company had the following wholly-owned consolidated subsidiaries as of December 31, 2023:

Subsidiary	Date of Incorporation	Jurisdiction of Incorporation	Ownership Percentage	Direct or Indirect Ownership
Yerbaé Brands Co.	August 21, 2020	Delaware	100%	Direct
Yerbaé LLC(1)	May 18, 2016	Delaware	100%	Indirect

(1)	Yerbaé LLC is a wholly-owned subsidiary of Yerbaé Brands Co.

Going Concern

Yerbaé’s evaluation of its ability to continue as a going concern requires it to evaluate its future sources and uses of cash sufficient to fund its currently expected operations in conducting business activities one year from the date its consolidated financial statements are issued. Yerbaé evaluates the probability associated with each source and use of cash resources in making its going concern determination.

As discussed in Yerbaé’s consolidated financial statements, management believes that it is probable that the Company will be unable to meet its obligations as they come due within one year after the date that the financial statements are issued. Should the additional planned financings not occur as expected, management will implement alternative arrangements and such arrangements could have a potentially significant negative impact on the current net asset value of the Company. These alternatives include: (1) raising additional capital by means other than those planned through equity and/or debt financings; and/or (2) entering into new commercial relationships to help fund future expenses.

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As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements within one year after the date that the financial statements are issued, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Management Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on historical experience and various other assumptions that management believes to be reasonable under the circumstances, including the potential future effects of macroeconomic trends and events, such as inflation and interest rate levels; supply chain disruptions; uncertainty from potential recessionary effects; climate-related matters; market, industry and regulatory factors, including permitting issues; global events, such as the ongoing military conflicts in Ukraine and Palestine; and public health matters. These estimates form the basis for making judgments about the Company’s operating results and the carrying values of assets and liabilities that are not readily apparent from other sources. While management believes that such estimates are reasonable when considered in conjunction with the Company’s consolidated financial position and results of operations taken as a whole, actual results could differ materially from these estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue in accordance with the five-step model outlined in ASC 606-Revenue from Contracts with Customers. Specifically, the Company recognizes revenue from the sale of Yerbaé product to its customers by applying the following steps:

1.	Identify the contract(s) with a customer
2.	Identify the performance obligations in the contract
3.	Determine the transaction price
4.	Allocate the transaction price to the performance obligations in the contract
5.	Recognize revenue when (or as) the entity satisfies a performance obligation

Refer to Note 3 to the consolidated financial statements for additional information regarding the Company’s recognition, measurement and disclosure of its contracts with customers.

Income Taxes

Income taxes are accounted for using the asset and liability method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 740, Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more-likely-than-not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

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Cash and Cash Equivalents

Cash in the statement of financial position are comprised of cash at banks and on hand and short-term highly liquid deposits with a maturity date of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. At certain times, the amount of cash equivalents at any one institution may exceed the federally insured prescribed limits; however, no losses have been incurred to date.

Accounts Receivable

Accounts receivables, net of the allowance for doubtful accounts, represent their estimated net realizable value, which approximates fair value. Provisions for doubtful accounts are recorded based on historical collection experience and the age of the receivables. Receivables are written off when they are deemed uncollectible.

Inventory

Inventory is valued at the lower of cost or net realizable value with cost determined on a first-in/first-out basis. The cost of inventory includes material and manufacturing costs. Inventoriable costs are expensed to cost of goods sold on the Consolidated Statement of Operations and Comprehensive Loss in the same period as finished products are sold. The amount of any write-down of inventory to net realizable value and all losses of inventory are recognized as an expense in the period when the write-down or loss.

Leases

In the ordinary course of business, the Company enters into agreements that provide financing for equipment and for other warehouse facility and vehicle needs. The Company reviews all agreements to determine if a leasing arrangement exists. When a leasing arrangement is identified, a determination is made at inception as to whether the lease is an operating or a finance lease. A lease exists when a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. In determining whether a lease exists, the Company considers whether a contract provides both the right to obtain substantially all of the economic benefits from the use of an asset and the right to direct the use of the asset. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of the minimum future lease payments over the expected term of the lease. The Company’s lease assets are primarily concentrated in vehicles, machinery and equipment.

Leases with an initial term of 12 months or less are classified as short-term leases and are not recognized in the consolidated balance sheets unless the lease contains a purchase option that is reasonably certain to be exercised, or unless it is reasonably certain that the equipment will be leased for greater than 12 months. The volume of lease activity for leases with an initial term of 12 months or less varies depending upon the number of ongoing projects at a given time, as well as the location and type of equipment required in connection with those projects. Lease payments for short-term leases are recognized on a straight-line basis over the lease term, and primarily relate to equipment used on construction projects, for which the rentals are based on daily, weekly or monthly rental rates, and typically contain termination for convenience provisions. Lease determinations are reassessed in the event of a change in lease terms. The Company has a limited number of sublease, equipment and other leasing arrangements, which are not considered material to the consolidated financial statements.

Long-Lived Assets

Management regularly reviews property and equipment and other long-lived assets for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is an indication of impairment, management then prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated using the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairments were recognized during either the year ended December 31, 2023 or December 31, 2022.

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Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the Company’s own assumptions. While the Company does not have any financial instruments that are measured to fair value on a recurring or non-recurring basis, it does have financial instruments, such as cash, notes payable, and the line of credit as of both December 31, 2023, and December 31, 2022. The fair value of the cash and line of credit is equal to their carrying value due to the short-term nature and liquidity of the instruments. Similarly, the fair value of the notes payable, which are categorized as level 3 instruments, are also equal to their carrying value due to their recent issuance at interest rates that are prevalent in the market for a smaller company as of the reporting date.

Sales, Advertising and Marketing

The Company supports its products with advertising to build brand awareness of the Company’s various products in addition to other marketing programs executed by the Company’s contract marketing teams. Advertising costs for the years ended December 31, 2023 and 2022 were approximately $6.9 million and $4.0 million, respectively.

Deferred Financing Costs

In accordance with the guidance in SAB Topic 5.A, the Company defers specific incremental costs directly attributable to proposed or actual offerings and will subsequently charge the deferred costs against the gross proceeds of the offering. Deferred costs of an aborted offering are not deferred and charged against the proceeds of a subsequent offering.

Share-Based Compensation

The Company measures fair value of employee stock-based compensation awards on the date of grant and allocates the related expense over the requisite service period. Further, the Company also grants non-employee options in exchange for certain goods and services. Similar to employee options, non-employee options are measured at fair value as of the grant date and are recognized when the goods or services or obtained. The fair value of restricted share units and performance share units is equal to the market price of the Company’s common share on the date of grant.

The fair value of stock options are measured using the Black-Scholes-Merton valuation model. The expected volatility is based on the implied volatilities for comparable companies and the expected life of the award is based on the simplified method.

When awards include a performance condition that impacts the vesting of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the explicit or implicit service period. The Company accounts for forfeitures as they occur. Any previously recognized expense related to the forfeited awards will be reversed during the period of forfeiture.

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When awards include a performance condition that impacts the vesting of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the explicit or implicit service period. The Company accounts for forfeitures as they occur. Any previously recognized expense related to the forfeited awards will be reversed during the period of forfeiture.

Segment Reporting

The Company’s operating segments are reported in a manner consistent with internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer (“CEO”). In addition to requiring certain information about operating segments, ASC 280 also requires that entities report certain information about their products and services, the geographic areas in which they operate, and their major customers.

Currently, the Company conducts its business within a single operating segment. Further, the Company does not have any long-lived assets located outside of the United States.

Complex Financial Instruments

Convertible Debt

To support its ongoing financing needs, the Company may issue debt with certain embedded options, such as a conversion option, and detachable warrants. In accounting for the convertible debt, the Company follows the guidance in ASC 815-15 to determine whether the embedded conversion option should be considered an embedded derivative. If Yerbaé determines that the conversion option should be considered an embedded derivative, it then assesses the guidance in ASC 815-40 to determine if the embedded derivative is considered indexed to the Company’s stock. If the embedded derivative is not considered indexed to the Company’s stock, Yerbaé would separate the embedded derivative from its debt host (based on its estimated fair value) and recognize it as a derivate liability to be re-measured to fair value at the end of each reporting period. For convertible debt issued during the fiscal year ended December 31, 2023 and December 31, 2022, Yerbaé determined that the embedded conversion option was indexed to the Company’s stock and should therefore not be bi-furcated from the debt host and recognized as a derivative liability.

Detachable Warrants

In addition to convertible debt, the Company may also issue detachable warrants in connection with future financings. In accounting for the warrants, the Company will first determine whether they are in the scope of ASC 480 and therefore whether they are to be recognized as a liability and re-measured to fair value at the end of each reporting period. If the warrants are not within the scope of ASC 480, the Company will then determine if they satisfy the derivative criteria outlined in ASC 815-10. If the warrants satisfy the criteria outlined in in the ASC subtopic, Yerbaé will then determine if they are indexed to the Company’s Common Shares. If the warrants are not considered indexed to the Company’s Common Shares, they will be recognized as a derivative liability and re-measured to fair value at the end of each reporting period. For warrants issued during either the year ended December 31, 2023 or December 31, 2022, the Company determined that they are indexed to the Company’s Common Shares and should therefore be classified in equity.

Allocation of Proceeds

In situations where the Company issues convertible debt with detachable warrants, Yerbaé determines the allocation of proceeds based on the guidance in ASC 470-20 (assuming the conversion option is not bi-furcated from the debt host and the warrants are equity classified). Specifically, the Company allocates the proceeds between the convertible debt and detachable warrants based on their relative fair value. The portion allocated to the detachable warrants is then recognized as a debt discount and amortized to interest expense over the estimated life of the debt. If the debt is either paid down or converted to equity prior to its maturity date the Company will immediately recognize the remaining debt discount to interest expense.

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Recent Accounting Pronouncements

Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures-In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows and financial condition.

Income Taxes (Topic 740): Improvements to Income Tax Disclosures-In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (“PBE”) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows, and financial condition.

NOTE 3 - REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company is in the business of manufacturing plant-based beverages and derives its revenues from one primary source-product sales. Revenue from contracts with customers is recognized when control of the goods are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods.

The Company recognizes revenue in accordance with the five-step model outlined in ASC 606-Revenue from Contracts with Customers. Specifically, the Company recognizes revenue from the sale of Yerbaé product to the customers by applying the following steps:

1.	Identify the contract(s) with a customer
2.	Identify the performance obligations in the contract
3.	Determine the transaction price
4.	Allocate the transaction price to the performance obligations in the contract
5.	Recognize revenue when (or as) the entity satisfies a performance obligation

The Company’s contracts with customers contain a single performance obligation consisting of providing Yerbaé energy drinks. As it pertains to the single performance obligation, the Company does not recognize any contract assets or contract liabilities as it: (1) does not have a right to consideration in exchange for goods or services that the entity has transferred to a customer when the right is conditioned on something other than the passage of ; or (2) receive payment prior to performing.

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The Company typically satisfies its performance obligations at a point time upon the occurrence of delivery of the product to the customer. Further, payment is typically received within 60 days after product delivery and does not include a significant financing component. Also, the Company’s contracts with customers include variable consideration including customer rebates and quick pay discounts. The Company estimates variable consideration, which it does not consider to be constrained, using either the most likely amount or expected value methods depending on the type of variable consideration. The Company only provides refunds for products that are damaged during delivery to the customer. However, instances of refunds are rare and have not historically had a material impact on the Company’s results of operations. Finally, Yerbaé has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the entity from a customer.

In addition to variable consideration, the Company also provides payments to certain customers for slotting fees. In accordance with the guidance in ASC 606-10-32, the Company determined that the payment is not in exchange for a distinct good or service and it is therefore recognized as a reduction to the transaction price. As the slotting fee payment covers the life of the contract with a customer, the initial payment is recognized as an asset and is amortized as a reduction to revenue on a rational and reasonable basis over the estimated life of the contract.

Costs to Obtain a Contract with a Customer

The Company does not recognize any assets related to either costs to obtain or fulfill a contract with a customer. We incur certain delivery costs prior to transferring control of Yerbaé product to the customers (i.e. outbound freight). In accordance with the guidance in ASC 606-10-25, those costs are recognized as a fulfillment cost as they are provided prior to transferring control of the Yerbaé product to the customer (i.e. akin to shipping and handling). Further, the costs are classified in general and administrative within the consolidated statement of operations and comprehensive loss.

Customer Concentration

Revenues from two customers represented $7,069,600 or 59% of total revenues and $1,338,081 or 11% of total revenues for the year ended December 31, 2023. In addition, revenues from two customers represented $1,325,581 or 19% of total revenues and $920,959 or 13% of total revenues for the year ended December 31, 2022.

NOTE 4 - REVERSE RECAPITALIZATION

On February 8, 2023, Yerbaé completed the Transaction with Yerbaé USA by way of a reverse merger conducted pursuant to: (i) the provisions of the Delaware General Corporations Law (“DGCL”) in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA, which resulted in the amalgamation of Kona Bay with FinCo. In connection with the Closing, Yerbaé (formerly, Kona Bay Technologies Inc.) consolidated its issued and outstanding common shares (each, a “Common Share”) on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”. In accounting for the Transaction, the Company determined that Kona Bay was a shell company (as that term has been defined in Rule 405 of the United States Securities Act of 1933) as prior to the merger they had no operations and assets consisting solely of cash and cash equivalents. Thus, pursuant to section 12100 of the United States Securities and Exchange Commission’s (“SEC”) financial reporting manual, the Company concluded that: (1) the Transaction should be accounted for as “a reverse takeover equivalent to the issuance of Common Shares by the Company for the net monetary assets of Kona Bay”; and (2) the Company should be considered the accounting acquirer/legal acquiree in the Transaction. As the Company concluded that Yerbaé USA was the accounting acquirer/legal acquiree in the transaction, the historical results of the combined company (prior the merger) represent the historical results of Yerbaé USA.

The recognition and measurement for the acquisition of Kona Bay, was analogized to the guidance in ASC 805-40 Reverse Acquisitions which requires that the accounting acquirer measure the fair value of the consideration transferred based on the number of common shares the legal target would have had to issue in order to retain a specified ownership in the combined Company (the “deemed issuance”). Yerbaé intended to retain and 85% ownership interest in the combined company, and therefore, based on 30.2 million Common Shares outstanding immediately prior to the merger, would have had to issue approximately 5.3 million Common Shares to the owners of the legal parent (to retain an 85% ownership). In addition, based on an equity financing by the Company which occurred immediately before the transaction, the Company determined that the common shares had a fair value of $1.23 per Common Share. This resulted in the determination of the fair value of the consideration transferred in the transaction was approximately $6.5 million (5.2 million shares x $1.23 per Common Share) and that of the $6.5 million transferred approximately $0.6 million should be allocated to the cash acquired from Kona Bay (i.e., the “net assets” acquired) and the remaining $5.9 million should be recognized as a charge to equity as follows:

Allocation Table
($ in millions)
Fair value of consideration paid	$6.5
Net assets acquired (cash)	$(0.6)
Charge to additional paid in capital	$5.9

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In addition the Company presented the acquisition of Kona Bay as a “recapitalization” line item in our statement of changes in shareholders equity reflecting: (1) the number of Kona Bay’s outstanding common shares immediately prior to the transaction; and (2) the approximately $6.5 million in fair value of consideration transferred (calculated pursuant to the paragraph above). Further, while the guidance in ASC 805-40 also requires a revision to historical equity (of the combined company) to reflect the legal capital of the legal acquirer, the Company concluded that this was not required in our scenario as the conversion ratio, which reflects the number of common shares issued by the legal acquirer to effectuate the transaction compared to the number of common shares in the capital of Yerbaé outstanding immediately prior to the transaction, was 1:1.

NOTE 5 - INVENTORY

Inventory consist of the following for the fiscal years presented:

	December 31,
	2023	2022

Raw material	$54,954	$55,462
Finished goods	908,433	867,601
Reserve for shrinkage	(1,099)	(1,109)
TOTAL	$962,288	$921,954

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and consist only of vehicles. Depreciation is computed on a straight-line method over an estimated useful life of the asset of five years.

Property & Equipment

December 31, 2022
Vehicles, gross	$253,454
Vehicles, accumulated depreciation	(62,254)
Vehicles, net	$191,200

December 31, 2023
Vehicles, gross	$109,915
Vehicles, accumulated depreciation	(49,462)
Vehicles, net	$60,453

Depreciation expense totaled $34,579 and $50,691 for the years ended December 31, 2023 and 2022, respectively. During the year ended December 31, 2023, the Company disposed of equipment with a book value of $96,167 for proceeds of $96,944, and gain of $777 recorded within the consolidated statement of operations and comprehensive loss.

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NOTE 7 – ACCRUED EXPENSES

Accrued expenses and other current liabilities consist of the following for the fiscal years presented:

	December 31,
	2023	2022

Accrued employee bonuses	$358,154	$301,674
Accrued credit card expenses	259,144	295,038
Accrued interest	133,353	46,895
Other current liabilities	89,775	10,850
TOTAL	$840,426	$654,457

NOTE 8 – LEASES

The Company entered into an office lease during December 2022, which it uses in its day-to-day operations. The Company recognizes operating lease expense on a straight-line basis over the lease term.

Management determines if an arrangement is a lease at contract inception. Lease and non-lease components are accounted for as a single component for all leases. Operating lease right-of-use (“ROU”) assets and liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term, which includes optional renewal periods if the Company determines it is reasonably certain that the option will be exercised.

As the Company’s leases do not provide an implicit rate, the discount rate used in the present value calculation represents our incremental borrowing rate determined using information available at the commencement date. Operating lease expense is included as a component of selling, general and administrative expenses in the statements of operations. For the years ended December 31, 2023, and 2022, the Company recorded operating lease expense of $116,322 and $9,694, respectively, which is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. Cash payments on lease liabilities during the years ended December 31, 2023 and 2022 totaled $77,881 and $0, respectively. At December 31, 2023 and 2022, weighted-average remaining lease term and discount rate were as follows:

	December 31,
	2023	2022
Weighted-average remaining lease term	2.06 years	3.06 years
Weighted-average discount rate	8.6%	8.6%

The following is a maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of December 31, 2023:

Years Ended December 31,
2024	$136,562
2025	139,807
2026	23,797
Less imputed interest	(27,400)
Remaining operating lease liability -December 31, 2023	$272,767

15

NOTE 9 – LINE OF CREDIT

On May 16, 2023, Yerbaé’s Delaware subsidiary, Yerbaé LLC, replaced its line of credit provider Ampla LLC (“Ampla”) and secured a new accounts receivable and inventory revolving line of credit of $2,500,000 from Oxford Commercial Finance, a Michigan banking corporation. The Company can draw down funds as needed, and only pay interest on the amount borrowed. The debt facility is secured by a security interest in all assets of Yerbaé, including a first security interest in Yerbaé’s accounts receivable and inventory. The outstanding balance due to Oxford Commercial Finance was $0 at December 31, 2023 and the outstanding balance due to Ampla was $879,555 at December 31, 2022.

NOTE 10 – NOTES PAYABLE

Notes payable consisted of the following at the fiscal years presented:

	December 31,
	2023	2022

Note payable to the Small Business Administration, secured by all assets of the Company, due October 2050, payable in monthly principal and interest payments of $731. Interest on the note is at 3.75%. The first monthly installment was due in October 2022 and the note was paid in full during 2022.	$-	$150,000
Notes payable due in a lump payment at maturity, including interest at 8%, due February 8, 2023. The notes are secured by certain assets of the Company. The note was paid in full on February 15, 2023.	-	$500,000
Notes payable to two investors in the amount of $4,500,000 in total were issued throughout 2022. The loans accrued interest at 8.00%. All accrued interest was waived on conversion of the notes. The notes were secured by substantially all the assets of the Company and were due on the earlier of 12 months from issue date or upon completion of a liquidation event as defined in the agreements. These notes also contained certain conversion rights as described in the agreement. There are two conversion options: (a) automatic conversion upon liquidation event; and (b) upon maturity of the notes. On February 8, 2023, all the notes converted into common shares of the Company. (See ‘2022 Convertible Notes’)	$-	$3,257,051
Short term note payable due to Amazon Lending originated December 26, 2023 maturing December 26, 2024 at an interest rate of 14.49%, secured by inventories.	$317,000	$-
Notes payable in monthly installments ranging from $543 to $652, including interest ranging from 2.90% to 5.49%, due October 2026. The notes are secured by vehicles.	$60,914	$184,229
Notes payable to multiple investors in the amount of $3,802,000 in total. The loans accrue interest at 6.00%. The notes are unsecured and are due 24 months from issue date. These notes also contain certain conversion rights. There are two conversion options: (a) automatic conversion upon Change in Control event; and (b) upon maturity of the notes. (See ‘2023 Convertible Notes’)	$2,196,302	$-
Subtotal	2,574,216	4,091,280
Less current maturities	-340,178	-3,810,084
TOTAL	$2,234,038	$281,196

16

2022 Convertible Notes

During 2022, convertible notes payable to two investors in the amount of $4,500,000 in total were issued. The notes accrued interest at 8.00%. All accrued interest was waived on conversion of the notes. The notes were secured by substantially all the assets of the Company and were due on the earlier of 12 months from issue date or upon completion of a liquidation event as defined in the agreements. These notes also contained certain conversion rights as described in the agreement. There are two conversion options: (a) automatic conversion upon liquidation event; and (b) upon maturity of the notes. On February 8, 2023, all the notes converted into common shares of the Company in connection with the Closing of the Transaction.

Pursuant to ASC 815-40, the conversion option was considered indexed to the Company’s stock and was therefore not bi-furcated from the debt host and separately recognized as a derivative liability. In addition, the notes payable were also issued with detachable share purchase warrants. Similar to the conversion option, the detachable warrants were considered indexed to the Company’s stock in accordance with ASC 815-40 and were therefore equity classified. The relative fair value of the warrants was recognized as a debt discount to be amortized to interest expense over the life of the notes payable. During February 2023, in conjunction with the merger transaction, the principal amount of the notes was converted into Common Shares and the remaining debt discount of $1,242,949 (stemming from the purchase warrants) was recorded as an offset to additional paid in capital.

2023 Convertible Notes

On April 13, 2023, Yerbaé closed the first tranche (the “First Tranche”) of its brokered debenture unit (each, a “Debenture Unit”) offering which consisted of 1,650 Debenture Units for gross proceeds of $1,650,000. On May 5, 2023, Yerbaé closed the second tranche (the “Second Tranche”) pursuant to which it issued an additional 2,152 Debenture Units for gross proceeds of $2,152,000, and for aggregate gross proceeds, together with the closing of the First Tranche, of $3,802,000.

Each Debenture Unit consisted of: (i) one (1) convertible debenture (each, a “Debenture”) in the principal amount of $1,000; and (ii) 714 share purchase warrants. The Debentures mature on April 30, 2025 (the “Maturity Date”), and bear interest at a rate of 6.0% per annum, payable on the earlier of the Maturity Date or the date of conversion of the Debentures. The interest will be payable in Common Shares to be determined at the Market Price (as that term is defined in the Policies of the TSXV). The principal amount of the Debentures will be convertible at the holder’s option into Common Shares at any time prior to the close of business on the earlier of: (i) the last business day immediately preceding the Maturity Date, and (ii) the date fixed for redemption in the case of a change of control, at a conversion price of $1.40 per Common Share, subject to adjustment in certain customary events. Each warrant entitles the holder thereof to acquire one Common Share at a price per Common Share of $1.70 at any time prior to the Maturity Date, subject to an acceleration right whereby, if, in the event the Common Shares have a daily volume weighted average trading price on the TSXV (or such other recognized North American securities exchange) of $3.00 or greater per Common Share for any ten (10) consecutive trading day period at any time after the date that is four (4) months following the issuance of the warrants, Yerbaé may accelerate the expiry of the warrants by giving notice to the holders by disseminating a news release advising of the acceleration) and, in such case, the warrants will be deemed to have expired on the day which is thirty (30) days after the date of such notice.

In accounting for the Debentures, the Company concluded the conversion option should not be bi-furcated from the debt host as it was considered indexed to the Company’s stock in accordance with ASC 815-40. Further, the Company also concluded that the detachable warrants should be classified in equity as they: (1) were not within the scope of ASC 480-10; and (2) should be considered indexed to the Company’s Common Shares. In accordance with ASC 470-20, the Company recognized both the Debentures and detachable warrants at their relative fair values. This resulted in the recognition of a debt discount that is being amortized to interest expense over the life of the Debenture Units. During the year ended December 31, 2023, the Company recorded accretion expense of $373,956. Further, during the year ended December 31, 2023, $525,000 in principal and $14,606 in accrued interest was converted into an aggregate of 385,432 Common Shares. The remaining unamortized debt discount balance as of December 31, 2023 was $1,080,698.

17

Future principal maturities of notes payable at December 31, 2023 were as follows:

2024	$340,178
2025	2,219,480
2026	14,558
2027	-
2028	-
Thereafter	-
TOTAL	$2,574,216

NOTE 11 – SHARE CAPITAL

Yerbaé is authorized to issue an unlimited number of Common Shares without par value and 100,000,000 preferred shares (each, a “Preferred Share”) without par value.

	As of December 31,
Issued and outstanding	2023	2022
Common shares(1)	58,822,126	30,217,566
Preferred shares	-	-
Warrants(2)	14,805,080	5,950,268
Stock options(3)	2,141,526	1,052,669
RSUs(4)	938,206	-
PSUs(5)	934,623	-
Fully-diluted share total	77,641,561	37,220,503

(1)	The outstanding Common Shares total is inclusive of the 8,000,000 Performance Shares.
(2)	The weighted average strike price of outstanding share purchase warrants is $1.44.
(3)	The weighted average strike price of outstanding stock options is $1.10.
(4)	The RSUs vest after 12 months. 802,492 vest in March 2024. The remaining 135,714 vest in May 2024.
(5)	During the year ended December 31, 2023, the Company granted an aggregate of 1,032,449 PSU’s of which 97,826 were forfeited during the period. 685,867 of the PSUs vest contingent upon and at the time the Company reaches $12,500,000 in net sales for 2023. 248,756 vest contingent upon and at the time of completion of 12 consecutive months of consulting services ending September 2024.

For the year ended December 31, 2022, the Company had the following transactions:

●	In February 2022, Kona Bay (now renamed Yerbaé Brands Corp.) issued 29,535 Common Shares at a price of CAD$0.68 per Common Share for gross aggregate proceeds of CAD$20,000.

●	Throughout September 2022, Kona Bay (now renamed Yerbaé Brands Corp.) issued 726,650 Common Shares at an average price of CAD$1.23 per Common Share for gross aggregate proceeds of CAD$893,533.

●	On September 30, 2022, the Company issued 107,752 Common Shares at an average price of CAD$1.28 per Common Share for gross aggregate proceeds of CAD$137,923.

18

For the year ended December 31, 2023, the Company had the following transactions:

On May 19, 2022, Yerbaé (formerly Kona Bay) entered into the Arrangement Agreement with Yerbaé USA, Merger Sub, FinCo, Todd Gibson and Karrie Gibson, with respect to the Transaction. On February 8, 2023, Yerbae completed its Transaction with Yerbaé USA by way of a reverse takeover. conducted pursuant to: (i) the provisions of the DGCL in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA. In connection with the Closing, Yerbaé (formerly, Kona Bay) consolidated its outstanding Common Shares on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share prior to the completion of the Amalgamation and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”. Total Common Shares issued relating to the reverse takeover that were issued to former Kona Bay shareholders was 8,239,215 Common Shares with a fair value of $7,526,000.

At the time of Closing, an aggregate of 54,493,953 Common Shares were issued and outstanding of which: 35,848,290 Common Shares were issued to the former Yerbaé shareholders (inclusive of an aggregate of 5,631,276 Common Shares issued to former holders of an aggregate of $4,500,000 in convertible promissory notes of Yerbaé USA converted immediately prior to closing of the Transaction), 8,000,000 performance Common Shares (each, a “Performance Share”) were issued with a fair value of $11,360,000 of which $2,433,404 was recognized as a reduction of equity related to the current financing proceeds received and $2,840,000 has been included as deferred offering costs initially, and as of December 31, 2023, the deferred offering costs balance was Nil. The Performance Shares are held in escrow and are to be released upon the completion of certain performance-based incentives related to the listing of the Common Shares on the TSX Venture Exchange (“TSXV”), future equity financings, and certain trailing gross revenue targets, and 2,015,163 Shares were issued to former holders of subscription receipts of FinCo issuable in connection to a concurrent financing of $2,433,404 to the Transaction.

In addition, the 1,087,752 options to purchase shares of common stock (each, a “Yerbaé USA Share”) of Yerbaé USA which were outstanding immediately prior to closing of the Transaction were cancelled and the holders thereof were granted an aggregate of 1,087,752 options to purchase Common Shares (each, an “Option”), 1,754,464 warrants to purchase Yerbaé USA Shares which were outstanding immediately prior to Closing were cancelled and the holders thereof were granted an aggregate of 1,754,464 replacement warrants of Yerbaé, and 2,015,163 warrants to purchase shares of FinCo which were outstanding immediately prior to closing of the Transaction were cancelled and the holders thereof were granted an aggregate of 2,015,163 replacement warrants. 5,631,276 warrants were also issued as part of the conversion of the $4,500,000 convertible promissory notes.

In connection with the closing of the Transaction, the parties paid customary advisory fees to an eligible arm’s length third party finder (the “Finder”), in consideration for the Finder’s services in facilitating the identification, negotiation and implementation of the Transaction which consisted of the issuance of 507,662 Common Shares with a fair value of $720,880, as well as a cash payment of $200,000.

On July 17 2023, Yerbaé announced a non-brokered private placement of units (each, a “Unit”) of the Company at a price of $1.83 per Unit for aggregate gross proceeds of up to $5,000,000 (the “Offering”), with each Unit consisting of one Common Share and one warrant entitling the holder thereof to acquire one additional Common Share at a price per warrant share of $2.15 for a period of 24 months from the date of issuance. On August 18, 2023, Yerbaé closed the initial tranche of the Offering which consisted of the issuance by the Company of 2,219,629 Units for aggregate gross proceeds of $4,061,921. In connection with the closing of the initial tranche, the Company paid eligible finders cash fees of $33,243. On August 31, 2023, Yerbaé closed the second tranche of the Offering which consisted of the issuance by the Company of 225,329 Units for aggregate gross proceeds of $412,352.

Yerbae entered into an agreement, as amended on June 19, 2023 (the “FORCE Family Agreement”) with FORCE Family Office Inc. (“FORCE”). Under the terms of the FORCE agreement, FORCE will provide certain business development and corporate strategies services to enhance the Company’s growth and market positioning. In consideration for the services to be provided by FORCE, the Company agreed to pay FORCE an aggregate consulting fee of $150,000 payable in Common Shares as to $25,000 in Common Shares on the date that is one month from the date of execution of the FORCE agreement at a deemed price per Common Share equal to the prevailing market price of the Common Shares on the date of such payment and $125,000 in Common Shares on the date of expiration of the six month term at a deemed price per Common Share equal to the prevailing market price of the Common Shares on the date of such payment. Accordingly, on July 21, 2023 the Company issued 11,363 Common Shares to FORCE at a deemed price of $2.20 per Common Share in satisfaction of the initial $25,000 payment.

On November 16, 2023, Yerbaé issued 159,496 Common Shares upon the exercise of 159,496 warrants. On November 24, 2023, Yerbaé issued 66,489 Common Shares at a deemed price of US$1.88 per Common Share to FORCE pursuant to the terms of the FORCE Family Agreement.

19

On December 29, 2023, Yerbaé granted, effective January 1, 2024, an aggregate of 531,250 Options, 1,666,665 RSUs and 1,002,775 PSUs. Each Option, once vested, is exercisable into one Common Share at a price of $0.96 per Common Share for a period of 7 years. Each RSU representing the right to receive, once vested twelve (12) months from the date of grant, in accordance with corresponding the RSU award agreements, one Common Share. Each PSU representing the right to receive, once vested, in accordance with the correspondence PSU award agreements and achievement of the performance criteria, one Common Share.

During the year ended December 31, 2023, $525,000 in principal amount of Debentures and $14,606 in accrued interest was converted into an aggregate of 375,000 Common Shares. The principal amount was converted using a Common Share price of $1.40 and the accrued interest was converted using a weighted average Common Share price of $1.81.

During the year ending December 31, 2023, the Company received proceeds of $1,040,212 in relation to the exercise of an aggregate of 1,094,968 Warrants at $0.95 per Common Share resulting in the issuance of 1,094,968 Common Shares. At December 31, 2023, there were 58,822,126 common shares issued and outstanding.

Performance Shares

During the year ended December 31, 2023, the Company issued 5 million Performance Shares to the CEO and COO upon consummation of the Transaction. These Performance Shares were to be held in escrow and released upon the completion of certain performance-based incentives related to the listing of the Common Shares on the TSXV, future equity financings, and certain trailing gross revenue targets. An aggregate of 2.5 million of these Performance Shares were released from escrow upon certain performance criteria being met during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 3 million Performance Shares to an non-related party in connection with the Transaction. One million of these Performance Shares were to be released upon completion of the Transaction. The remaining 2 million Performance Shares were subject to escrow until completion, within twelve months of the Listing Date, by the Parent of a financing of a minimum aggregate of $7,000,000 (excluding the proceeds from the Concurrent Financing) at a valuation of the Company equal to a minimum of $50,000,000. These performance criteria were met during the year ended December 31, 2023.

NOTE 12 - EMPLOYEE SHARE-BASED PAYMENT ARRANGEMENTS

Equity Appreciation Rights Plan

During 2018, the Company entered into an Equity Appreciation Rights Plan with certain employees. Under the plan, individuals earned compensation based on the excess of the current fair market values per share of the Company over the fair market values per share of the Company in the year the rights were awarded. These fair value estimates have been based on an agreed upon Company valuation model, as detailed in the Equity Appreciation Rights Plan. Effective July 1, 2022, the Company converted the equity appreciation rights plan into a stock option plan. All existing options in the equity appreciation rights plan were transferred into the stock option plan. In connection with the Closing of the Transaction, all rights and stock options granted under the Equity Appreciation Rights Plan were cancelled and replaced by corresponding securities under the Company’s Equity Incentive Plan (the “Plan”).

Equity Incentive Plan

The Plan is a rolling plan for stock options and a fixed 10% plan for performance-based awards like restricted share units (each, a “RSU”), performance share units (each, a “PSU”), and deferred share unit (collectively with the RSUs and PSUs, the “Performance-Based Awards”), such that the aggregate number of common shares that: (i) may be issued upon the exercise or settlement of options granted under the Plan, shall not exceed 10% of the Company’s issued and outstanding common shares from time to time, and (ii) may be issued in respect of Performance-Based Awards shall not exceed 5,455,121. Under the Plan, settled or terminated common shares shall be available for subsequent grants under the Plan and the number of awards available to grant increases as the number of issued and outstanding common shares increases.

20

The following table summarizes the activity for stock options granted under the Plan for the fiscal years presented:

Share-based compensation expense related to stock options recorded for the year ended December 31, 2023 and 2022 was $800,418 and $502,551, respectively, and is recorded in general and administrative on the statement of operations and comprehensive loss.

The following table summarizes the activity for RSUs and PSUs granted under the Plan for our most recent fiscal year:

Share-based compensation expense recorded for the year ended December 31, 2023 and 2022 was $1,867,003 and Nil, respectively, and is recorded in general and administrative on the statement of operations and comprehensive loss.

The fair value of issued RSUs and PSUs are based on the fair value of the underlying shares as of the grant date. Further, we determine the fair value of granted options using the Black-Scholes-Merton valuation model with the following inputs:

Risk-Free Interest Rate	3.99%
Expected Term	5 Years
Expected Volatility	75.34%

21

The following table summarizes the activity for performance shares granted under the Plan for our most recent fiscal year:

During the year ended December 31, 2023, 5 million Performance Shares were granted to the CEO and COO in connection with the Transaction. The grant included certain performance conditions which had not yet been met as of December 31, 2023. These shares are issued and outstanding and held in escrow until the performance conditions are met. Total expense related to this grant was $6.1 million for the year ended December 31, 2023 and is recorded in general and administrative on the statement of operations and comprehensive loss.

During the year ended December 31, 2023, 3 million Performance Shares were granted to a party for services provided in connection with the Transaction. This grant included certain performance conditions which were met during 2023 and therefore the shares were issued to the party and are outstanding, resulting in an amount of $3.7 million include as an offset to additional paid-in capital.

NOTE 13 - WARRANTS

At December 31, 2023, the Company had outstanding share purchase warrants to purchase 14,805,080 Common Shares at prices ranging from $0.85 to $2.15 per Common Share. The warrants expire at various dates through February 8, 2026. At December 31, 2023, Yerbaé had an aggregate of 14,805,080 Common Shares reserved for the due exercise of the outstanding warrants.

As discussed, management uses the Black-Scholes-Merton valuation model to determine the fair value of the issued warrants. In using the Black-Scholes-Merton option pricing model, management has determined that the warrants have a weighted average value ranging from $0.12 to $0.96 per warrant.

The assumptions used in the calculated fair value of warrants are as follows:

Risk-free interest rate	3.99%
Expected life in years at date of issuance	2-5 years
Expected volatility	75.34%

The following table summarizes the activity for warrants for the fiscal years presented:

22

NOTE 14 – LOSS PER SHARE

Basic loss per share is calculated by dividing the net loss by the weighted average number of Common Shares issued during the years ended December 31, 2023 and 2022. The following table reflects the loss and share data used in the basic loss per share calculations:

	For the Year Ended December 31,
	2023	2022

Net loss	$(20,824,039)	$(8,319,702)
Basic and diluted weighted average number of Common Shares in issue	53,850,285	29,693,146
Basic and diluted loss per share	$(0.39)	$(0.28)

Diluted loss per share did not include the effect of outstanding stock options, PSUs, RSUs, performance shares, warrants and convertible debentures as the effect would be anti-dilutive. The Company excluded the following securities from its computation of diluted shares outstanding, as their effect would have been anti-dilutive:

	Years Ended December 31,
	2023	2022
Restricted stock units outstanding	938,206	-
Performance share units outstanding	934,623	-
Performance shares outstanding	5,000,000	-
Stock options outstanding	2,141,526	1,052,665
Warrants outstanding	14,805,080	5,950,268

NOTE 15 – RELATED PARTIES

On January 30, 2023, the Company entered into a loan agreement with a director of the Company. An aggregate of $100,000 was advanced by the related party pursuant to the loan agreement. The loan was fully repaid during 2023.

NOTE 16 - INCOME TAXES

The Company did not recognize any current or deferred taxes for either its year ended December 31, 2023 or December 31, 2022 as follows:

December 31,
	2023	2022
Current (expense) benefit:
United States federal	-	-
State	-	-
Total current (expense) benefit	-	-
Deferred (expense) benefit:
United States federal	-	-
State	-	-
Total deferred (expense) benefit	-	-
Total income tax (expense) benefit	$-	$-

23

Income tax expense attributable to income before income taxes differs from the amounts computed by applying the combined federal and state tax rate of 25.8% to pre-tax income as a result of the following:

	December 31,
	2023	2022
Income Tax (provision) benefit at the federal statutory rate of 21%	$(4,373,048)	$(1,747,137)
State income (tax) benefit, net of federal taxes	(994,205)	(397,209)
True up deferred opening balances Federal	585	(941,854)
Interest expense	73,609	36,995
Accretion interest	96,385	59,974
Officer life insurance	-	78,531
True up deferred opening balances	-	(204,163)
Update for other differences	27,863	(64,676)
Change in valuation allowance	5,168,811	3,179,539
	$-	$-

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision differs from the statutory tax rates applied to income before provision for income taxes due principally to amounts that are not taxable and expenses charged which are not tax deductible.

The net deferred tax assets in the accompanying statement of financial position as of December 31, 2023 and 2022 included the following components:

	December 31,
	2023	2022

Net deferred tax asset	$8,348,350	$3,179,539
Valuation allowance	(8,348,350)	(3,179,539)
Net deferred tax asset	-	-

24

The deferred tax asset as of December 31, 2023 and 2022 was comprised of the tax effect of cumulative temporary differences as follows:

After weighing all available evidence for the periods ended December 31, 2023 and 2022, the Company has recorded a full valuation allowance against the net deferred tax assets. In addition, the Company had available at December 31, 2023 and 2022 unused operating loss carryforwards of $23,922,378 and $6,660,697, respectively, which can be carried forward indefinitely and may provide future tax benefits.

The Company continuously monitors its current and prior filing positions in order to determine if any unrecognized tax positions should be recorded. The analysis involves considerable judgement and is based on the best information available. For the periods ended December 31, 2023 and 2022, the Company is not aware of any positions which require an uncertain tax position liability.

NOTE 17 - COST OF GOODS SOLD

Cost of goods sold is primarily comprised of materials, including in-bound freight, and rent related to the Company’s manufacturing facilities. The breakdown for the items within costs of sales was the following for the fiscal years presented:

	For the Years Ended December 31,
	2023	2022

Materials	$5,832,752	$2,732,495
Warehouse rent (non-lease)	143,325	219,778
Cost of goods sold	$5,976,077	$2,952,273

25

NOTE 18 - GENERAL AND ADMINISTRATIVE

General and administrative consisted of the following expenses during the fiscal years presented:

	For the Years Ended December 31,
	2023	2022
Share-based compensation	2,667,466	586,945
Performance shares granted in connection with the Transaction	6,086,596	-
Outbound freight	2,505,189	2,073,629
Employee benefits	2,858,062	2,507,338
Professional fees	3,185,400	735,270
Office expenses	1,150,530	843,387
Other	846,248	327,429
Total general and administrative expenses	$19,299,491	$7,073,998

Share-based compensation expenses relate to share grants in the form of RSUs, PSUs and stock options. Performance Shares were granted in connection with the successful consummation of the Transaction. See Note 12 for further information.

NOTE 19 – MARKET RISK

Credit Risk

Credit risk is the risk that a counter party will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily accounts receivable) and from its financing activities, including deposits with banks and financial institutions. The Company places its cash with high quality credit institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit. As of December 31, 2023 and 2022, the Company had cash balances that exceeded the FDIC limit with four financial institutions. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.

Interest Rate Fluctuation Risk

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2022, we did not have any cash equivalents.

The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because we only hold cash and, our portfolio’s fair value is insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives. A hypothetical 100 basis point increase or decrease in interest rates would not have a material effect on our financial results.

Price Risk

In the normal course of business our financial position is routinely subject to a variety of risks. The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed are fluctuations in commodity and other input prices affecting the costs of our raw materials (including, but not limited to, increases in the costs of aluminum cans, as well as certain sweeteners), fluctuations in energy and fuel prices, as well as limitations in the availability of aluminum cans and certain other raw materials and packaging materials. We generally do not use hedging agreements or alternative instruments to manage the risks associated with securing sufficient ingredients or raw materials. We are also subject to market risks with respect to the cost of commodities and other inputs because our ability to recover increased costs through higher pricing is limited by the competitive environment in which we operate.

We do not use derivative financial instruments to protect ourselves from fluctuations in interest rates and, except for aluminum, generally do not hedge against fluctuations in commodity prices.

26

Capital Management

The Company’s policy is to maintain a strong capital base so as to maintain investor and creditor confidence and to sustain future development of the business. The capital structure of the Company consists of the aggregate of short-term and long-term debt (including convertible debt) additional capital and deficit.

The Company manages its capital structure and makes adjustments to it in light of economic conditions and externally imposed capital requirements. The Company, upon approval from its Board of Directors, will make changes to its capital structure as deemed appropriate under the specific circumstances. The current objectives are to safeguard the Company’s ability to continue as a going concern, provide financial capacity and flexibility to meet its strategic objectives and provide an adequate return to unitholders commensurate with the level of risk.

There were no changes in the Company’s approach to capital management during the year.

NOTE 20 - COMMITMENTS & CONTINGENCIES

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

Commitments

The Company has unconditional purchase obligations for certain raw materials, such as ingredients and bottles. However, none of the contracts related to the purchase obligations are entered into for a period greater than one year.

NOTE 21 - SUBSEQUENT EVENTS

In accordance with the guidance in ASC 855 Subsequent Events, the Company evaluated subsequent events through the date the financial statements were issued.

Effective January 1, 2024, the Company granted an aggregate of 609,375 Options, 1,666,665 RSUs and 1,069,441 PSUs. Each Option, once vested, is exercisable into one common share at a price of $0.96 per common share for a period of 7 years and vest as to: (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant. Each RSU representing the right to receive, once vested twelve (12) months from the date of grant, in accordance with corresponding the RSU award agreements, one common share. Each PSU representing the right to receive, once vested, in accordance with the correspondence PSU award agreements and achievement of the performance criteria, one common share.

On January 16, 2024, the Company issued, in connection with the exercised by one eligible warrant holder (the “Eligible Holder”) who participated in the Company’s warrant exercise incentive program and exercised an aggregate of 835,000 Warrants for aggregate proceeds to the Company of $1,002,000, and aggregate of 835,000 warrants (each, an “Incentive Warrant”) to the Eligible Holder. The Incentive Warrants are exercisable into the same number of common shares of the Company at an exercise price of $1.50 per common share until December 14, 2025, subject to an acceleration provision whereby, if for any thirty (30) consecutive trading days (the “Premium Trading Days”) following the repricing the closing price of the common shares exceeds $2.50 per common share, the Incentive Warrants’ expiry date will be accelerated such that holders will have thirty (30) calendar days to exercise the Incentive Warrants (if they have not first expired in the normal course) (the “Acceleration Clause”). The activation of the Acceleration Clause will be announced by press release and the 30-day period will commence no later than seven (7) days after the last Premium Trading Day.

On April 1, 2024, the Company granted an aggregate of 376,100 Options to purchase up to 376,100 common shares as well as the award of an aggregate of 891,664 RSUs and 346,666 PSUs. The Options are exercisable for a period of 7 years from the date of grant at a price of $0.52 per common share and vest as to: (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant. Each RSU represents the right to receive, once vested, one common share in the capital of the Company. The RSUs vest 12 months from the date of the RSU Award. Each PSU represents the right to receive, once vested and the requisite performance criteria is met, one common share in the capital of the Company.

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